UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3469219
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

380 Saint Peter Street
St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

LAWSON SOFTWARE, INC. 2010 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Bruce B. McPheeters

General Counsel

Lawson Software, Inc.

380 Saint Peter Street

St. Paul, Minnesota 55102

(651) 767-7000

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $.01 per share	20,000,000	$8.71	$174,200,000	$12,420.46

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described in this Registration Statement.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. Under Rule 457(c) under the Securities Act, the offering price per share and aggregate offering price are calculated based upon the average of the high and low prices of the Registrant’s common stock on October 12, 2010, as reported by Nasdaq.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Incorporation by Reference

The following documents filed by Lawson Software, Inc. (“Lawson” or the “Registrant”) with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

(1)                                  Annual report on Form 10-K for the year ended May 31, 2010;

(2)                                  All other reports filed by Lawson pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since May 31, 2010; and

(3)                                  The descriptions of Lawson’s common stock contained in its registration statements on Form 8-A, including any amendments or reports filed for the purpose of updating these descriptions.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all shares of common stock offered pursuant to this Registration Statement have been sold or that deregisters all shares of common stock then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of these documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.  Lawson’s common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5.    Interests of Named Experts and Counsel.

Bruce B. McPheeters, General Counsel to Lawson Software, Inc. beneficially owns 402,061 shares of Lawson’s common stock as of the date hereof.

Item 6.    Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the right to indemnification and advancement of expenses arising under a provision of the certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or commission explicitly authorizes such elimination or impairment after such act or omission has occurred; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.  Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

Lawson’s By-Laws and amended and restated Certificate of Incorporation provide for indemnification of Lawson’s officers and directors to the full extent permitted by Delaware law.  Lawson also maintains a director and officer liability insurance policy against certain liabilities for actions taken in their capacities.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Lawson Software, Inc. (incorporated by reference to Exhibit 3.1 in Lawson’s 10-K filed on August 29, 2006).

4.2	By-Laws (incorporated by reference to Exhibit 3.2 in Lawson’s 10-K filed on August 29, 2006).

5.1	Opinion and Consent of Bruce B. McPheeters (filed herewith electronically).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith electronically).

23.2	Consent of Bruce B. McPheeters (filed herewith electronically).*

24.1	Power of Attorney (filed herewith electronically).

99.1	Lawson Software, Inc. 2010 Stock Incentive Plan (incorporated by reference as Appendix B to Lawson’s Proxy Statement filed on August 31, 2010).

*included in Exhibit 5.1 herewith.

Item 9.    Undertakings.

(a)   Lawson hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 Lawson hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Lawson’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on October 18, 2010.

LAWSON SOFTWARE, INC.

By:	/s/Harry Debes
Harry Debes President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 18, 2010 by the following persons in the capacities indicated.

Signature	Title

/s/Harry Debes	President, Chief Executive Officer and Director
Harry Debes	(principal executive officer)

/s/Stefan Schulz	Senior Vice President and Chief Financial Officer
Stefan Schulz	(principal financial and principal accounting officer)

*	Co-Chairman
H. Richard Lawson

*	Co-Chairman
Romesh Wadhwani

*	Director
Steven C. Chang

*	Director
Peter Gyenes

*	Director
David Hubers

*	Director
Michael A. Rocca

*	Director
Robert Schriesheim

*	Director
Paul Wahl

/s/Harry Debes
*Harry Debes, as attorney-in-fact for H. Richard Lawson, Romesh Wadhwani, Steven C. Chang, Peter Gyenes, David Hubers, Michael A. Rocca, Robert Schriesheim, and Paul Wahl.

LAWSON SOFTWARE, INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Lawson Software, Inc. (incorporated by reference to Exhibit 3.1 in Lawson’s 10-K filed on August 29, 2006).

4.2	By-Laws (incorporated by reference to Exhibit 3.2 in Lawson’s 10-K filed on August 29, 2006).

5.1	Opinion and Consent of Bruce B. McPheeters (filed herewith electronically).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith electronically).

23.2	Consent of Bruce B. McPheeters (filed herewith electronically).*

24.1	Power of Attorney (filed herewith electronically).

99.1	Lawson Software, Inc. 2010 Stock Incentive Plan (incorporated by reference as Appendix B to Lawson’s Proxy Statement filed on August 31, 2010).

*included in Exhibit 5.1 herewith.